Exhibit 99.3

Company Contact:	Investor Contact:	Agency Contact:
David Snyder	Stephen Bassett	Heather Smith
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	Loomis Group
Tel: +1 (978) 787 4273	Tel: +1 (978) 787 4000	Tel: +1 (617) 309 8005
Fax: +1 (978) 787 4275	Fax: +1 (978) 787 9133	Fax: +1 (617) 638 0033
david.snyder@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

Axcelis Technologies Board of Directors Unanimously Rejects Unsolicited Takeover
Proposal by Japanese Company, Sumitomo Heavy Industries, and TPG

—Board Views Unsolicited Proposal by the Company’s Japanese Business Partner as  Not
in Best Interests of Axcelis and Its Shareholders—

— Board Confident In Company’s Long-Term Potential and Committed To Achieving
Enhanced Value To Shareholders

BEVERLY, Mass.—(Prime Newswire)—February 25, 2008 – Axcelis Technologies, Inc.(Nasdaq: ACLS) today announced that its Board of Directors has unanimously rejected an unsolicited proposal by a Japanese company, Sumitomo Heavy Industries, Ltd. (SHI) (TSE: 6302) and its private equity partner, TPG, to acquire all Axcelis common stock for $5.20 per share as not in the best interests of Axcelis and its shareholders.

The Board, after thoroughly reviewing the proposal with its financial and legal advisors, concluded that the proposal substantially undervalues the Company and its prospects of reclaiming its market share and creating value for its shareholders.  The Board’s priority is enabling Axcelis to realize its long term potential and, in turn, generate enhanced value for shareholders. The Board regularly evaluates all available strategic opportunities and will continue to do so. The Board is confident of Axcelis’ long term potential and the company’s ability to deliver attractive value to shareholders as it capitalizes on this potential.

Mary G. Puma, Chairman and Chief Executive Officer emphasized, “The Board and management of Axcelis are confident that Axcelis and its shareholders are well positioned to realize increasing benefits from the roll-out of Optima HD over the near term and other technological innovations over the long term. SHI’s opportunistic proposal fails to recognize this value despite SHI’s being well aware of the strength of Axcelis’ intellectual property, our strong product portfolio and high levels of customer satisfaction.”

Stephen R. Hardis, Lead Director of Axcelis’ Board of Directors, commented, “SHI and TPG appear to be timing their unsolicited proposal to reap all of the benefits of the investments Axcelis has made in developing new products over the past several years, leaving Axcelis shareholders with inadequate value in return for that investment.  In addition, the proposal ignores the value SHI would obtain by acquiring full ownership of SEN, a Japanese joint venture Axcelis has with SHI.”

Goldman, Sachs & Co. is acting as financial advisor and Wachtell, Lipton, Rosen & Katz LLP and Edwards Angell Palmer & Dodge LLP are acting as legal advisors to Axcelis.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. Axcelis also licenses its 50% owned joint venture, SEN Corporation, an SHI and Axcelis Company, to manufacture and sell certain implant products in Japan. The company’s Internet address is: www.axcelis.com.